Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Forms S-8 (Nos. 333-08886, 333-109500, 333-160511, and 333-181139) of Lydall, Inc. of our report dated September 21, 2016, relating to the financial statements of ADS Inc., which appears in this Current Report on Form 8-K/A of Lydall, Inc.

/s/ Blanchette Vachon s.e.n.c.r.l.
Sainte-Marie, Québec, Canada
September 22,2016